Stereotaxis Reports 2012 Financial Results; Provides 2013 Outlook

-Achieves Record Fourth Quarter Cash Burn of Less than $0.1M-

-Lowers Operating Loss to a Record $0.9M in Fourth Quarter, an 81% YOY Improvement-

-Reduces Operating Expenses 31% in Quarter and for Full Year-

-Grows Full Year Total Revenue 11%-

-Hosts Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, March 5, 2013—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the fourth quarter and full year ended December 31, 2012.

Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis, said, “During 2012, we made significant progress in converting the excitement around our unique Epoch™ platform into capital orders and customer upgrades, resulting in an 11% increase in total full year revenue over 2011. By year-end, we achieved our strategic milestone of upgrading half of our installed base in North America and Europe to the new technology. We also reached shipment targets for the Niobe® ES system, receiving an additional $2.5 million of funding on January 31, 2013, under our existing agreement with Healthcare Royalty Partners (previously ‘Cowen’).”

Mr. Kaminski continued, “Our strong financial performance for the year included record improvement to the bottom line, primarily occurring in the second half of the year. Through strict financial management, we reduced our annual operating expenses 31% and cash burn by 68% from the prior year. As a result, operating loss for the full year decreased 67% over 2011. In the fourth quarter, operating loss declined 81% to an eight-year low of $880,000 and cash burn was a record $77,000.

“While significantly reduced, our new cost structure has not compromised our plans for growth or ability to fund key innovation projects. We will continue work to execute on our strategic priorities in 2013, including optimizing our robotic EP solutions for improved top line results, securing important product approvals in Japan and the U.S., beginning multi-center clinical studies to expand our clinical proof and leveraging global strategic partnerships for long-term growth,” he said.

Fourth Quarter Financial Results

Revenue for the fourth quarter 2012 totaled $12.2 million, compared to $11.6 million in the prior year quarter. The Company recognized revenue of $3.6 million on three Niobe ES systems and several upgrades, $0.3 million on Vdrive™ system sales and $1.7 million in Odyssey® system sales in the fourth quarter 2012. Recurring revenue of $6.6 million in the quarter was down 10% from $7.4 million in the 2011 fourth quarter. Utilization in Niobe ES sites increased 9% for the fourth quarter of 2012 over the same period last year, and overall utilization was down 2%.

“While procedure growth in Niobe ES sites exceeded the market rate during 2012, the rate of growth in the fourth quarter was less than expected,” added Mr. Kaminski. “We have thoroughly analyzed utilization trends and are executing a plan of action centered on strengthening the learning path of physicians as well as providing clinical evidence of the value of our technology.”

The Company generated new capital orders of $4.2 million in the fourth quarter, including $2.8 million on two Niobe ES orders and eight upgrades, compared to $3.6 million in the fourth quarter of 2011, representing a 17% increase. New capital orders in the last six months of 2012 grew 96% over 2011. Ending capital backlog for the fourth quarter was $8.9 million.

Gross margin in the quarter was $7.9 million, or 65% of revenue, versus $8.3 million, or 71.4% of revenue, in the fourth quarter 2011. Gross margin in the 2012 fourth quarter was impacted primarily by shifts in mix from recurring revenue to system revenue and from QuikCAS™ disposables to lower margin Vdrive disposables (prior to the rollout of the multi-use product), as well as lower margins on distributor sales of Odyssey systems.

Operating expenses in the fourth quarter decreased to $8.8 million, down 31.5% from the year ago period.

Operating loss in the fourth quarter improved to $(0.9) million, an 80.8% reduction compared to $(4.6) million in the prior year quarter, representing the Company’s lowest reported operating loss since its initial public offering in August 2004. This significant improvement is a result of increased revenue and lower operating expenses in 2012.

Interest expense increased to $2.0 million in the fourth quarter, compared to $1.1 million in the prior year quarter. The increase was primarily related to the Healthcare Royalty Partners (HC Royalty) financing in November 2011, an additional $2.5 million in HC Royalty borrowings in August 2012 and the issuance of $8.5 million in subordinated convertible debentures in May 2012.

The net loss for the fourth quarter was $(4.3) million, or $(0.55) per share, compared to a net loss of $(5.5) million, or $(1.00) per share, reported for the fourth quarter 2011. The weighted average shares outstanding for the fourth quarter of 2012 and 2011 totaled 7.8 million and 5.5 million, respectively. Excluding mark-to-market warrant revaluation and amortization of convertible debt discount related to the $18.5 million financing in May 2012, the net loss would have been $(2.3) million, or $(0.29) per share.

Cash burn for the fourth quarter of 2012 was $0.1 million, a record low and a 99% decline compared to $14.8 million in the prior year quarter.

At December 31, 2012, Stereotaxis had cash and cash equivalents of $7.8 million, compared to $9.9 million at September 30, 2012. At year end, total debt was $29.1 million, including $16.2 million related to HC Royalty debt.

Full Year Financial Results

Revenue for the full year ended December 31, 2012 was $46.6 million, up 11% compared to $42 million in the 12 months ended December 31, 2011. System and recurring revenues were $19.7 million and $26.9 million, respectively, for 2012, compared to $15.6 million and $26.4 million for system and recurring revenues during 2011. Utilization in Niobe ES sites increased 19% compared to last year, and overall utilization was up 7%.

Gross margin in the full year 2012 was $31.8 million, or 68.3% of revenue, compared with $29.5 million, or 70.2% of revenue, in 2011. Operating expenses for 2012 were $42.4 million, a 31% reduction compared to $61.4 million in 2011.

Operating loss was $(10.6) million, a 66.7% decrease from $(31.9) million in the prior year, with the largest improvement occurring in the second half of the year. Operating loss for the last six months of 2012 was $1.8 million.

Interest expense in full year 2012 increased to $6.9 million, compared to $3.5 million in the prior year. The increase was primarily related to the HC Royalty financing in November 2011, an additional $2.5 million in HC Royalty borrowings in August 2012 and the issuance of $8.5 million in subordinated convertible debentures in May 2012.

Other income for 2012 included an $8.3 million gain primarily related to mark-to-market conversion features of the warrants and subordinated convertible debt associated with the $18.5 million financing in May 2012. Results through December 31, 2011 included a $3.4 million gain in other income related to the change in market value of certain warrants issued in December 2008.

The net loss for 2012 was $(9.2) million, a 71.2% reduction compared to $(32.0) million for the prior year. Excluding the mark-to-market warrant revaluation and amortization of convertible debt discount related to the $18.5 million financing in May 2012, the net loss through December 31, 2012, would have been $(16.5) million and $(35.4) million for the comparable period in 2011, representing a 53.4% reduction.

Cash burn for 2012 was $12.2 million, compared to $38.1 million in the prior year, a 68% improvement.

Strategic and Financing Alternatives

As the Company indicated in its third quarter earnings release, the Stereotaxis Board of Directors is reviewing possible strategic and financing alternatives to strengthen its balance sheet. Currently, the Company is in advanced discussions with multiple companies concerning various geographic rights of Stereotaxis products and the sale of non-core assets. The Company hopes to report more on these activities in the near term.

Clinical Update

Patient enrollment continues for the clinical trial of the Vdrive V-Loop™ circular catheter manipulator, which is studying the Vdrive system versus manual navigation of a circular mapping catheter at five clinical sites. The study is a critical step in obtaining clearance of the V-Loop device by the U.S. Food and Drug Administration (FDA). In response to additional FDA requirements for approval of V-Sono™ ICE catheter manipulator, the Company has developed an enhanced pre-clinical trial which it will soon complete. Additionally, the Company is launching its first-ever randomized, prospective, multi-center study in European sites during 2013 in order to evaluate the efficacy, efficiency and safety of the Niobe ES system versus manual catheters for the treatment of paroxysmal atrial fibrillation. The Company anticipates reviewing the study design with participating centers at the Heart Rhythm Society’s scientific session in May.

2013 Outlook

Stereotaxis does not provide revenue and earnings per share guidance, but provides the following outlook for the full year 2013:

·	Continue to achieve top line growth, primarily occurring in second half of year

·	Expand global footprint through Japanese market approval of Niobe technology in first half of year

·	Manage operating expenses at current level and continue to reduce cash burn for improved cash flow and bottom line performance

·	Strengthen balance sheet through strategic and financing alternatives

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, March 5, 2013, at 4:30 p.m. Eastern Time, to discuss fourth quarter and full year results. The dial-in number for the conference call is 1-877-941-2068 for domestic participants and 1-480-629-9712 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents in support of technologies for electrophysiology and other interventional applications, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of lifesaving information. Stereotaxis’ core technologies are the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration; the Company also is pursuing U.S. clearance for the V-Sono™ ICE catheter manipulator. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources, on a timely basis and on terms that are acceptable, our continued listing on the Nasdaq Global Market, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Interim Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2012	2011	2012	2011

Revenue
System	$5,590,346	$4,235,077	$19,672,983	$15,585,538
Disposables, service and accessories	6,614,563	7,381,498	26,889,451	26,401,894

Total revenue	12,204,909	11,616,575	46,562,434	41,987,432

Cost of revenue
System	2,957,383	2,147,500	9,905,528	8,576,283
Disposables, service and accessories	1,314,942	1,172,002	4,875,527	3,921,798

Total cost of revenue	4,272,325	3,319,502	14,781,055	12,498,081

Gross margin	7,932,584	8,297,073	31,781,379	29,489,351

Operating expenses:
Research and development	1,479,158	2,651,731	8,405,086	12,886,488
Sales and marketing	4,289,088	6,698,774	20,607,999	31,635,415
General and administration	3,044,739	3,524,343	13,394,556	16,908,656

Total operating expenses	8,812,985	12,874,848	42,407,641	61,430,559

Operating loss	(880,401)	(4,577,775)	(10,626,262)	(31,941,208)

Other income (expense)	(1,414,341)	164,561	8,265,507	3,416,383
Interest income	2,008	1,915	7,361	9,052
Interest expense	(2,023,927)	(1,102,188)	(6,885,033)	(3,515,402)

Net loss	$(4,316,661)	$(5,513,487)	$(9,238,427)	$(32,031,175)

Net loss per common share:
Basic	$(0.55)	$(1.00)	$(1.33)	$(5.84)
Diluted	$(0.55)	$(1.00)	$(1.33)	$(5.84)

Weighted average shares used in computing net loss per
common share:
Basic	7,819,563	5,492,369	6,944,928	5,482,627
Diluted	7,819,563	5,492,369	6,944,928	5,482,627

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2012	2011

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,777,718	$13,954,919
Accounts receivable, net of allowance of $640,183 and $667,529 in
2012 and 2011, respectively	11,551,651	11,104,038
Current portion of long-term receivables	18,838	59,679
Inventories	5,098,241	6,036,051
Prepaid expenses and other current assets	3,492,067	3,081,484

Total current assets	27,938,515	34,236,171
Property and equipment, net	2,141,923	3,323,856
Intangible assets, net	1,979,320	2,279,153
Long-term receivables	73,199	51,892
Other assets	32,987	40,760

Total assets	$32,165,944	$39,931,832

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of long-term debt	$12,264,490	$21,173,321
Accounts payable	3,556,688	5,610,181
Accrued liabilities	5,361,810	5,703,166
Deferred contract revenue	9,502,939	8,220,306
Warrants	2,968,348	125,415

Total current liabilities	33,654,275	40,832,389

Long-term debt, less current maturities	16,824,736	17,290,531
Long-term deferred contract revenue	477,159	634,713
Other liabilities	-	3,094

Stockholders' equity (deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized, none
outstanding at 2012 and 2011	-	-

Common stock, par value $0.001; 300,000,000 shares authorized,
8,018,615 and 5,543,157 shares issued at 2012 and 2011, respectively	8,019	5,543
Additional paid-in capital	366,053,627	356,779,007
Treasury stock, 4,015 shares at 2012 and 2011	(205,999)	(205,999)
Accumulated deficit	(384,645,873)	(375,407,446)

Total stockholders' equity (deficit)	(18,790,226)	(18,828,895)

Total liabilities and stockholders' equity (deficit)	$32,165,944	$39,931,832